EXHIBIT 99.1

T-NETIX REPORTS
THE FILING OF A LAWSUIT

FOR IMMEDIATE RELEASE

     Dallas, Texas, February 17, 2004 — T-NETIX, Inc. (NASDAQ:TNTX) (the “Company” or “T-NETIX”) announced today that the Company and the members of the Company’s board of directors have been named as defendants in a purported stockholder class action lawsuit opposing a tender offer and merger transaction in which T-NETIX would be acquired by a third party.

     On January 22, 2004, the Company announced that it had signed a definitive merger agreement with TZ Holdings, Inc. and TZ Acquisition, Inc. under which TZ Acquisition, Inc. has commenced a cash tender offer to acquire all of the outstanding common stock of the Company at a price of $4.60 per share. The tender offer would be followed by a merger of TZ Acquisition, Inc. with and into the Company. Stockholders of the Company who do not tender their shares of common stock in the tender offer, other than those who properly exercise their appraisal rights under Delaware law, would receive the same $4.60 per share cash price in the merger.

     TZ Acquisition, Inc. and TZ Holdings, Inc. have also been named as defendants in the lawsuit.

     The plaintiff in the lawsuit is alleging that the Company did not make adequate disclosure in certain of its SEC filings concerning the tender offer and the merger, as well as breach of fiduciary duties by the individual defendants. The Company and the individual defendants believe the lawsuit is without merit and intend to vigorously defend against it.